                                                                    EXHIBIT 12.1

                     MCN ENERGY GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              TWELVE        TWELVE         TWELVE         TWELVE         TWELVE         TWELVE
                                              MONTHS        MONTHS         MONTHS         MONTHS         MONTHS         MONTHS
                                               ENDED        ENDED          ENDED          ENDED          ENDED          ENDED
                                             JUNE 30,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                               1999          1998           1997           1996           1995           1994
                                             --------    ------------   ------------   ------------   ------------   ------------
                                                                            (DOLLARS IN THOUSANDS)
EARNINGS AS DEFINED (1)(5)(6)
Pre-tax income(2)(7)(8)....................  $(273,006)   $(497,476)      $167,336       $146,607       $128,997       $100,143
Fixed charges(3)...........................    169,143      158,242        125,338         99,944         72,895         55,197
                                             ---------    ---------       --------       --------       --------       --------
 Earnings as defined.......................  $(103,863)   $(339,234)      $292,674       $246,551       $201,892       $155,340
                                             =========    =========       ========       ========       ========       ========
FIXED CHARGES AS DEFINED(1)(4)(5)(6)
Interest, expensed.........................  $ 120,957    $ 111,750       $ 86,453       $ 77,781       $ 57,675       $ 49,104
Interest, capitalized......................     14,419       19,938         18,190         13,235          7,926          2,928
Amortization of debt discounts, premium and
 expense...................................      3,118        2,869          2,426          2,217          1,641          1,332
Interest implicit in rentals...............      2,501        2,554          2,181          2,339          2,325          1,904
Preferred securities dividend requirements
 of subsidiaries...........................     38,055       36,370         31,090         12,390          9,699          2,194
                                             ---------    ---------       --------       --------       --------       --------
 Fixed charges as defined..................  $ 179,050    $ 173,481       $140,340       $107,962       $ 79,266       $ 57,462
                                             =========    =========       ========       ========       ========       ========
Ratio of Earnings to Fixed Charges.........                                   2.09           2.28           2.55           2.70
                                                                          ========       ========       ========       ========
Coverage Deficiency(9)(10).................  $ 282,913    $ 512,715
                                             =========    =========

-------------------------
 (1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

 (2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN and its majority-owned subsidiaries, (b) MCN's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

 (3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period for nonutility companies and the preferred securities dividend requirements of MichCon included in fixed charges but not deducted in the determination of pre-tax income.

 (4) Fixed charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries, increased to reflect the pre-tax earnings requirement for MichCon.

 (5) In June 1996, MCN completed the sale of The Genix Group, its computer operations subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.

 (6) The E&P segment has been reclassified from discontinued operations to continuing operations as described in Note 6 to the Consolidated Financial Statements included herein. Therefore, for purposes of calculating the Ratio of Earnings to Fixed Charges, E&P financial information is included in the ratio for all periods presented.

 (7) For the twelve-month period ended June 30, 1999, MCN recorded several unusual charges, consisting of property write-downs, investment losses, restructuring charges and losses on sale of properties, totaling $396,050,000 pre-tax ($252,511,000 net of taxes and minority interest).

 (8) For the twelve-month period ended December 31, 1998, MCN recorded several unusual charges, consisting of property write-downs, investment losses and restructuring charges, totaling $606,953,000 pre-tax ($389,598,000 net of taxes and minority interest).

 (9) Earnings for the twelve-month period ended June 30, 1999, were not adequate to cover fixed charges. The amount of the coverage deficiency was $282,913,000. The Ratio of Earnings to Fix Charges excluding unusual charges would have been 1.63.

(10) Earnings for the twelve-month period ended December 31, 1998, were not adequate to cover fixed charges. The amount of the coverage deficiency was $512,715,000. The Ratio of Earnings to Fix Charges excluding unusual charges would have been 1.54.